EXHIBIT 99.1

China Shenghuo Pharmaceutical Holdings, Inc. Announces Revenue and Earnings Guidance for Second Quarter 2007 and 2007, 2008 Fiscal Years

KUNMING, China, July 23 /Xinhua-PRNewswire-FirstCall/ -- China Shenghuo Pharmaceutical Holdings, Inc. ("China Shenghuo," "the Company") (Amex: KUN - News), a leading specialty pharmaceutical company engaged in researching, developing, manufacturing and marketing Sanchi-based medicinal products in the People's Republic of China ("PRC"), today announced preliminary revenue and earnings results for the second quarter of 2007.

The Company said it expects to generate revenues of between $6.4 million and $6.5 million and net income of between $1.4 million and $1.5 million for the second quarter, which ended June 30. Management expects to file final second-quarter results by mid-August.

"Financial results in each of our product categories showed significant growth during the second quarter compared to the year-ago period," said Mr. Gui Hua Lan, Chairman and Chief Executive Officer of China Shenghuo. "We are encouraged by what we expect will be continued growth for the remainder of the year, led by the strong performance of our flagship product, Xuesaitong Soft Capsules."

For the 2007 fiscal year, which ends December 31, 2007, the Company expects revenues of between $24.0 million and $26.0 million and earnings of between $5.0 million $6.0 million. For the 2008 fiscal year, which ends December 31, 2008, management expects revenues of between $37.0 and $39.0 million and net income of between $8.0 and $8.5 million.

About China Shenghuo Pharmaceutical Holdings, Inc.

Founded in 1995, China Shenghuo Pharmaceutical Holdings, Inc. ("China Shenghuo" or "the Company") is a leading specialty pharmaceutical company that focuses on the research, development, production and marketing of Sanchi-based medicinal products. Through its subsidiary, Kunming Shenghuo Pharmaceutical (Group) Co., Ltd ("Kunming Shenghuo"), it owns thirty-one SFDA (State Food and Drug Association)-approved medicines, including the flagship product Xuesaitong Soft Capsules, which has already been listed in the Insurance Catalogue. At present, Shenghuo incorporates a sales network of agencies and representatives throughout China, which markets Sanchi-based traditional Chinese medicine into 1,650 hospitals and 1,500 drug stores as prescription and OTC drugs primarily for the treatment of cardiovascular, cerebrovascular and peptic ulcer disease. The Company also exports medicinal products to Asian countries such as Indonesia, Russia and Kyrgyzstan.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to, the company's reliance on one supplier for Sanchi, market acceptance of Wei Dingkang Soft Capsules, ability to establish and maintain a strong brand, continued maintenance of certificates, permits and licenses required to conduct business in China, protection of company's intellectual property rights, market acceptance of the company's products, changes in the laws of the People's Republic of China that affect the company's operations, approval of this product by the State Food and Drug Administration, the company's ability to obtain all necessary government certifications and/or licenses to conduct the company's business, plans to cultivate Daemonorops margaritae, cost of complying with current and future governmental regulations and the impact of any changes in the regulations on the company's operations and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

China Shenghuo Pharmaceutical Holdings, Inc.
Ms. Gao Qionghua, CFO
Phone: +86-871-7282608
Email: qionghua_kmsh@163.com

CCG Elite Investor Relations
Crocker Coulson, President
Phone: +1-646-213-1915 (New York)
Email: crocker.coulson@ccgir.com